EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

  Quarterly revenues of $1.3 billion, $19.6 million net income
  Second quarter absorption ratio of 118.9%
  Rush's Class 8 new truck sales outpace U.S. retail market
  Acquisition expands Rush Truck Centers network to 120 locations in 20 states

SAN ANTONIO, July 21, 2015 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2015, the Company's net income was $19.6 million, or $0.48 per diluted share, compared with net income of $19.8 million, or $0.49 per diluted share, in the quarter ended June 30, 2014.

"Moderate freight growth driven by general economic improvement contributed to our strong financial performance this quarter, and we outpaced the industry in Class 8 truck sales again, despite the decline in activity in the energy sector. We also increased parts, service and body shop revenues compared to the second quarter of 2014. In addition, we expanded our Rush Truck Centers network from 112 locations to 120 locations and we continue to add to our aftermarket solutions offerings," said W. M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc.

"I would like to welcome the employees of the newly acquired truck centers in Georgia to our Rush Enterprises family. I also want to thank all of our employees for remaining focused on customer service and contributing to the Company's success this quarter," added Rush.

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 63% of the Company's total gross profits with parts, service and body shop revenue up 6.7% as compared to the second quarter of 2014. The Company achieved a quarterly absorption ratio of 118.9% in the second quarter of 2015.

"Continued demand for repair and maintenance of vehicles in operation, pre-delivery inspection for new and used trucks sales and mobile services contributed to aftermarket revenues this quarter," said Rush. "Our RushCare Rapid Parts call centers improved customer service levels and an expanding parts sales organization also contributed to improved aftermarket revenues."

"Mobile service activity in the energy sector remained stable this quarter, however, we have begun to see some negative impact on revenues from vehicle modifications because of the decline in new truck sales to the energy sector. We expect this trend will continue throughout the remainder of the year, and we will continue to closely monitor any further impact decreased activity in this sector could have on our business," Rush explained.

"Our efforts to integrate and execute across all our operations with emphasis on sales strategy, improved procurement practices, asset management, and improved efficiency also contributed to our strong aftermarket performance this quarter," added Rush.

Truck Sales

U.S. Class 8 retail sales were 68,744 units in the second quarter, up 22% over the same time period last year. Rush's Class 8 sales increased 29% over the same time period, outpacing the industry and accounting for 6.8% of the U.S. Class 8 truck market.

"Our Class 8 new truck sales this quarter were primarily the result of deliveries to large over-the-road fleets benefitting from a healthy economy. New and used stock truck sales also increased this quarter as a result of our large inventory of vehicles throughout the country, " said Rush. "Our ability to meet the needs of large fleets, combined with the geographic diversity of our dealership network, has helped us to offset the significant decline in new truck sales to the energy sector."

Rush's Class 4-7 new truck sales accounted for 5.4% of the total U.S. market. U.S. Class 4-7 truck sales in the second quarter were 53,437 units, up 3% over the same time period in 2014. "As lead times from several medium-duty OEMs continue to lengthen, our Class 4-7 truck sales continue to benefit from our ability to offer a large inventory of Class 4-7 trucks and ready-to-roll equipment across the country."

ACT Research forecasts U.S. retail sales for Class 8 vehicles to reach 267,000 units in 2015, a 19.2% increase over 2014. ACT Research also forecasts U.S. retail sales for Class 4-7 vehicles to reach 209,700 units in 2015, a 4.4% increase over 2014.

"Having outpaced the industry for two consecutive quarters in Class 8 new truck sales, and with order intake slowing in the first half of 2015, our Class 8 truck sales may remain flat, to down slightly, in the third quarter. However, we are actively pursuing incremental business from our current customers, which include many of the industry's Top 100 for hire carriers, and we are always seeking to expand our new customer base. We believe that these efforts will help offset declines in our energy sector new truck sales. We are encouraged that both of our Class 8 manufacturers continue to have production build slots to help meet shorter-lead time vehicle requirements. We expect both Class 4-7 and used truck sales to remain steady through the third quarter."

Continued Growth

The Company officially launched its Momentum Fuel Technologies natural gas fuel system business in May, unveiling its product offering and capabilities at the Alternative Clean Transportation Expo in Dallas, Texas. "Momentum Fuel Technologies offers the industry's first complete fuel system solution, including the lightweight, innovative design of a compressed natural gas fuel system for Class 6-8 trucks, state-of-the art manufacturing, installation capabilities and an established support network," explained Rush. "We are encouraged by the high level of interest we are seeing from a wide range of operators, and plans remain on target for a production ramp-up at the end of the summer."

"We completed the rollout of our network of regional RushCare Rapid Parts call centers this quarter, adding centers in Florida, East Texas, Colorado and Tennessee. We are already seeing a positive impact from these 21 regional centers, which allow customers to easily reach dedicated specialists, who through advanced and optimized communication technology, provide access to a wide range of parts inventory and expedited delivery. All outlying truck centers are also being integrated into a regional hub to ensure consistent service throughout our network," said Rush.

The Company also expanded its Rush Truck Centers dealership network during the second quarter to include a total of 120 locations in 20 states. In May, the Company acquired eight full service International truck dealerships in central and southern Georgia and an Idealease commercial lease and rental operation in Albany, Georgia. This month, the Company plans to open a new Peterbilt truck sales, parts and service location in Brownsville, Texas and Rig Tough Used Truck sales outlet in Dallas, Texas. Service capability expansion also continued with new facility construction, renovation and expansions progressing at locations in California, Colorado, Ohio and Texas.

"We also continue to augment our aftermarket portfolio with solutions that not only help keep our customers up and running, but also offer incremental revenue opportunities. Progress continues in introducing our telematics product offering. Our open architecture platform combines leading vehicle diagnostic technology with our ability to offer custom enhancements, as well as monitor vehicle performance and productivity through our RushCare customer service center. In addition, we are also in the process of completing the rollout of an advanced service management system throughout our network that will lead to real-time and transparent communication for customers with vehicles in our shops," Rush said.

Financial Highlights

In the second quarter, the Company's gross revenues totaled $1.330 billion, a 12.5% increase from gross revenues of $1.183 billion reported for the quarter ended June 30, 2014. Net income for the quarter was $19.6 million, or $0.48 per diluted share, compared to net income of $19.8 million, or $0.49 per diluted share, in the quarter ended June 30, 2014.

Parts, service and body shop revenues were $353.3 million in the second quarter of 2015, compared to $331.0 million in the second quarter of 2014. The Company delivered 4,702 new heavy-duty trucks, 2,902 new medium-duty commercial vehicles, 457 new light-duty commercial vehicles and 2,009 used commercial vehicles during the second quarter of 2015, compared to 3,642 new heavy-duty trucks, 2,976 new medium-duty commercial vehicles, 489 new light-duty commercial vehicles and 2,021 used commercial vehicles during the second quarter of 2014.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 22, 2015, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2015. Listen to the audio replay until July 29, 2015, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 70139618.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle and alternative fuel technology, vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, the expected production of our new Momentum Fuel Technologies compressed natural gas (CNG) fuel system solution, the expected introduction of our telematics product offerings, demand for the Company's services and the impact of decreased energy sector activity are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 72,948	$ 191,463
Accounts receivable, net	174,392	170,027
Note receivable affiliate	9,797	8,168
Inventories, net	1,078,169	1,024,104
Prepaid expenses and other	11,153	28,312
Asset held for sale	5,053	5,053
Deferred income taxes, net	18,346	18,387
Total current assets	1,369,858	1,445,514

Investments	6,650	6,905

Property and equipment, net	1,028,685	923,080

Goodwill, net	285,975	265,145

Other assets, net	55,848	53,618

Total assets	$ 2,747,016	$ 2,694,262

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 871,418	$ 845,977
Current maturities of long-term debt	129,745	149,065
Current maturities of capital lease obligations	11,724	11,231
Liabilities directly associated with asset held for sale	5,680	6,160
Trade accounts payable	125,357	124,555
Customer deposits	19,696	44,879
Accrued expenses	91,862	92,743
Total current liabilities	1,255,482	1,274,610

Long-term debt, net of current maturities	456,294	429,189
Capital lease obligations, net of current maturities	49,640	46,019
Other long-term liabilities	5,397	4,470
Deferred income taxes, net	172,007	175,635

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2015 and 2014	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 30,205,415 class A shares and 10,093,305 class B shares outstanding in 2015; and 29,889,332 class A shares and 9,999,122 class B shares outstanding in 2014	429	424
Additional paid-in capital	281,290	272,486
Treasury stock, at cost: 2,616,657 class B shares in 2015 and 2,560,580 class B shares in 2014	(43,368)	(41,904)
Retained earnings	570,150	533,793
Accumulated other comprehensive loss, net of tax	(305)	(460)

Total shareholders' equity	808,196	764,339

Total liabilities and shareholders' equity	$ 2,747,016	$ 2,694,262

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
New and used truck sales	$ 917,878	$ 797,291	$ 1,718,072	$ 1,398,191
Parts and service	353,268	330,982	690,290	639,956
Lease and rental	49,297	44,057	97,089	85,046
Finance and insurance	5,678	5,256	10,209	9,332
Other	4,182	4,875	8,178	8,603

Total revenue	1,330,303	1,182,461	2,523,838	2,141,128

Cost of products sold:
New and used truck sales	856,274	738,851	1,600,534	1,296,993
Parts and service	222,225	212,016	436,922	410,719
Lease and rental	44,171	38,245	85,127	74,142

Total cost of products sold	1,122,670	989,112	2,122,583	1,781,854

Gross profit	207,633	193,349	401,255	359,274

Selling, general and administrative	161,309	149,260	313,936	283,705

Depreciation and amortization	10,829	9,177	20,823	17,995

Gain (loss) on sale of assets	65	20	(607)	104

Operating income	35,560	34,932	65,889	57,678

Interest expense, net	3,598	2,543	6,539	5,674

Income before taxes	31,962	32,389	59,350	52,004

Provision for income taxes	12,386	12,551	22,993	20,152

Net income	$ 19,576	$ 19,838	$ 36,357	$ 31,852

Earnings per common share :
Basic	$ .49	$ .50	$ .91	$ .81
Diluted	$ .48	$ .49	$ .89	$ .78

Weighted average shares outstanding:
Basic	40,275	39,751	40,171	39,544
Diluted	41,072	40,849	41,029	40,682

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2015	June 30, 2014
New heavy-duty vehicles	$ 602,047	$ 487,339
New medium-duty vehicles (including bus sales revenue)	202,154	206,547
New light-duty vehicles	16,590	14,975
Used vehicles	90,518	84,450
Other vehicles	6,569	3,980

Absorption Ratio	118.9%	120.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2015	June 30, 2014
Floor plan notes payable	$ 871,418	$ 686,897
Current maturities of long-term debt	129,745	129,509
Current maturities of capital lease obligations	11,724	9,759
Liabilities directly associated with asset held for sale	5,680	─
Long-term debt, net of current maturities	456,294	410,423
Capital lease obligations, net of current maturities	49,640	34,936
Total Debt (GAAP)	1,524,501	1,271,524
Adjustments:
Debt related to lease & rental fleet	(569,968)	(475,540)
Floor plan notes payable	(871,418)	(686,897)
Adjusted Total Debt (Non-GAAP)	83,115	109,087
Adjustment:
Cash and cash equivalents	(72,948)	(130,963)
Adjusted Net (Cash) Debt (Non-GAAP)	$ 10,167	$ (21,876)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net (Cash) Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net (Cash) Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2015	June 30, 2014
Net Income (GAAP)	$ 84,462	$ 61,890
Provision for income taxes	53,427	39,766
Interest expense	12,063	11,374
Depreciation and amortization	43,614	33,551
(Gain) loss on sale of assets	560	(80)
EBITDA (Non-GAAP)	194,126	146,501
Adjustments:
Interest expense associated with FPNP	(10,261)	(8,200)
Adjusted EBITDA (Non-GAAP)	$ 183,865	$ 138,301

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis.  "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2015	June 30, 2014
Net cash provided by operations (GAAP)	$ 104,669	$ 181,274
Acquisition of property and equipment	(308,819)	(225,270)
Free cash flow (Non-GAAP)	(204,150)	(43,996)
Adjustments:
Draws (payments) on floor plan financing, net	173,882	86,427
Proceeds from L&RFD	185,271	210,699
Debt proceeds related to business acquisitions	(5,645)	(53,650)
Principal payments on L&RFD	(118,886)	(101,074)
Non-maintenance capital expenditures	86,792	31,344
Adjusted Free Cash Flow (Non-GAAP)	$ 117,264	$ 129,750

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the business system) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2015	June 30, 2014
Total Shareholders' equity (GAAP)	$ 808,196	$ 711,604
Adjusted net (cash) debt (Non-GAAP)	10,167	(21,876)
Adjusted Invested Capital (Non-GAAP)	$ 818,363	$ 689,728

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Net (Cash) Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226